UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APPROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: January 31, 2005
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person*

     Morgan Stanley Dean Witter & Co.
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     (Last)                         (First)                      (Middle)

     1585 Broadway
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                                   (Street)

     New York                          NY                             10036
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Marvel Enterprises Inc. (MVL)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Year

     March 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

        Director                                       X  10% Owner
    ---                                               ---

        Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
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 X      Form filed by More than One Reporting Person
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

      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                            (Month/                                                                    (Instr. 4)        (Instr. 4)
                             Day/                           (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  ---  ---------  --------------------     --------------    -------------

Common Stock                 3/1/02     S          50,000    D     $6.21                                   I                (1)
Common Stock                 3/1/02     S          25,000    D     $6.72                                   I                (1)
Common Stock                 3/4/02     S          35,000    D     $6.85                                   I                (1)
Common Stock                 3/5/02     S           1,000    D     $7.00                                   I                (1)
Common Stock                 3/6/02     S          14,000    D     $6.90                                   I                (1)
Common Stock                 3/11/02    S          25,000    D     $7.87                                   I                (1)
Common Stock                 3/12/02    S          25,000    D     $7.70                                   I                (1)
Common Stock                 3/15/02    S          50,000    D     $6.63                                   I                (1)
Common Stock                 3/19/02    S          25,000    D     $7.70                                   I                (1)
Common Stock                 3/20/02    S          10,000    D     $7.65                                   I                (1)
Common Stock                 3/22/02    S          50,000    D     $8.20                                   I                (1)
Common Stock                 3/28/02    S          15,000    D     $8.02           1,800,200               I                (1)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ities:   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Benefi-  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     cially   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)   Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


Explanation of Responses:

(1) The securities are directly owned by Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Morgan Stanley Dean Witter & Co. disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.




     /s/ Robert G. Koppenol                                   April 10, 2002
-------------------------------------------                 ------------------
     **Signature of Reporting Person                              Date
Name:  Robert G. Koppenol
Title: Executive Director,
       Morgan Stanley & Co. Incorporated

       MORGAN STANLEY DEAN WITTER & CO.
                                                                         Page 2

                            JOINT FILER INFORMATION

Name:                      Morgan Stanley & Co. Incorporated

Address:                   1585 Broadway
                           New York, NY  10036

Designated Filer:          Morgan Stanley Dean Witter & Co.

Issuer and
  Ticker Symbol:           Marvel Enterprises Inc. (MVL)

Statement for Month/Year:  March 2002


     /s/ Robert G. Koppenol                                   April 10, 2002
-------------------------------------------                 ------------------
     **Signature of Reporting Person                              Date
Name:  Robert G. Koppenol
Title: Executive Director,
          Morgan Stanley & Co. Incorporated

          MORGAN STANLEY & CO. INCORPORATED

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